Exhibit 10.56
ASSET MANAGEMENT AGREEMENT
Identifier: JOHND2011-SSTFSS- TCO #2.1

          This Asset Management Agreement (“AMA”) is a contract by and between John D. Oil and Gas Marketing, LLC (“John D.”) and Gas Natural Service Company, LLC (“Service Company”) which permits Service Company to use John D.’s Service Agreement #99046 (hereinafter the “FSS” agreement) and #99048 (hereinafter the “SST” agreement) for the transportation and storage of natural gas on Columbia Gas Transmission, LLC (“Columbia”). John D. and Service Company (jointly “The Parties”) expressly agree to use the 2006 version of the North American Energy Standards Board contract (the “NAESB” contract), as modified by the Parties, for such natural gas sales from Service Company to John D. as may occur, from time-to-time, as evidenced by a valid confirmation agreement. Therefore, this AMA incorporates the provisions of the NAESB contract unless a specific provision of the AMA expressly contradicts a provision of the NAESB contract.
1.	Asset Management Agreement. John D. and Service Company agree that Service Company shall become the Asset Manager of John D. for the FSS and SST service agreements.

2.	Regulatory Compliance. It is the express intention of John D. and of Service Company to comply with all aspects of the rules, regulations and decisions of the Federal Energy Regulatory Commission (the “FERC”) regarding Asset Management Agreements that were in effect at the time of execution of this Addendum, or as such rules, regulations and decisions may be changed throughout the term of the AMA. Deviations from such rules, regulations and decisions of the FERC related to AMAs are due to mistake or inadvertence and not to intent. If an action occurs that results in a material deviation from the rules, regulations or decisions of the FERC, John D. and Service Company pledge to make a good faith effort to rectify such deviations, when discovered by either or both of them.

3.	Term of Contract. This AMA shall commence upon execution by duly authorized representatives of each Signatory. The provisions of the AMA governing the release to Service Company of John D’s FSS and SST service agreements, and all revisions thereto,

4.	with Columbia may be terminated upon the mutual written agreement of the Parties or unilaterally upon thirty (30) days prior written notice by John D. to Service Company.

5.	Pricing of Released Capacity. Service Company agrees: (1) to assume all the rights and obligations specified in the FSS and SST Service Agreements, including payment of all costs related to such Service Agreements including but not limited to rates, fuel charges, authorized or unauthorized over-run charges, penalties or fees as are approved by the FERC for Columbia’s FSS and SST service agreements; and (2) to hold John D. harmless from the incurrence of all such Service Agreement costs. Service Company shall have the absolute right to receive any FERC ordered refunds or rebates allocated to each Service Agreement.

6.	Express Conditions — Rights of Recall. The Parties agree that the underlying Service Agreements include natural gas storage services. Therefore, John D. agrees that Service Company will have full beneficial use of the FSS and SST capacity specified in such Service Agreements EXCEPT Service Company agrees that John D. may on any day recall, for storage withdrawals or injections as applicable, up to 100 percent of the daily contract demand from the Service Company’s capacity under either or both such Service Agreements.

The price of the natural gas so delivered shall be as specified in a confirmation agreement to the NAESB base sales contract.

7.	Appointment of Agent on Columbia. John D. agrees to tender this capacity release transaction for timely posting on Columbia’s internet website in accord with the rules and regulations of the FERC and Columbia’s tariff and to timely post capacity recalls, if any.

8.	Assignment: All of the covenants, conditions and obligations of this contract shall extend to and be binding upon the heirs, personal representatives, successors and assigns respectively of the parties hereto, provided, however, that this contract shall not be assigned by John D. or by the Service Company without the written consent of the other parties, which consent shall not be unreasonably withhold. Notwithstanding the foregoing, no consent shall be required if John D. assigns this contract to an affiliated marketing company or if the Service Company assigns this contract to an affiliated Service Company. For purposes of this contract an affiliate shall mean an entity or person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first entity or person.
            THEREFORE, Service Company agrees to become the Asset Manager and Agent of John D. as described above, and Service Company agrees to enter into a pre-arranged capacity release of Service Agreement #99048 for SST capacity and Service Agreement #99046 for FSS capacity on the Columbia pipeline, subject to John D’s rights of recall as specified above, which

ASSET MANAGEMENT AGREEMENT
Identifier: JOHND2011-SSTFSS- TCO #2.1
are not to be diminished by any contract entered into by Service Company or its assignees with John D. or with any other third party, whether affiliated or not affiliated.
     IN WITNESS WHEREOF, the Parties have executed this Asset Management Agreement.
This AMA may be executed in counterparts, an original of each signed AMA to be delivered to the counterparty.

Asset Manager: Gas Natural Service Company, LLC
By:	/s/ Jonathan A. Harrington
	Name:	Jonathan A. Harrington
	Title:	Controller, Gas Natural, Inc.
Date:2/24/2011

Capacity Releaser: John D. Oil and Gas Marketing, LLC
By:	/s/ Rebecca Howell
	Name:	Rebecca Howell
	Title:	Controller & Secretary
Date: 2/24/2011